Simpson Manufacturing Co., Inc. Announces Second Quarter Results

PLEASANTON, Calif., July 26, 2012 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its second quarter 2012 results.

For the second quarter of 2012, net sales increased 2.2% to $181.7 million compared to net sales of $177.8 million for the second quarter of 2011. The Company had net income of $15.9 million for the second quarter of 2012 compared to net income of $19.5 million for the second quarter of 2011. Diluted net income per common share was $0.33 for the second quarter of 2012 compared to diluted net income of $0.39 per common share for the second quarter of 2011.

The increase in the Company's second quarter 2012 sales was due to $9.7 million in sales from acquisitions. Excluding sales from acquisitions, the Company's second quarter 2012 sales decreased. In the second quarter 2012, sales increased in North America, with an above-average increase in the United States, due in part to recent acquisitions. Sales in Europe decreased, primarily due to the European financial crisis which negatively affected sales volumes, partly offset by sales from the recent European acquisition. Effects due to foreign currency translation were not significant. Sales to contractor distributors and lumber dealers increased in the second quarter of 2012, compared to the second quarter of 2011, while sales to dealer distributors were flat and sales to home centers decreased. Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company sales in the second quarter of 2012, down from 90% in the second quarter of 2011. Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, as a percentage of total sales increased to 15% in the second quarter of 2012, from 10% in the second quarter of 2011. The majority of sales from recent acquisitions were attributed to the European acquisition, and mostly in concrete construction products.

Gross profit decreased slightly from $83.5 million in the second quarter of 2011 to $83.1 million in the second quarter of 2012. As a percentage of net sales, gross profit decreased from 47.0% in the second quarter of 2011 to 45.8% in the second quarter of 2012. The North American gross profit margin decreased from 51.6% in the second quarter of 2011 to 48.2% in the second quarter of 2012, as a result of higher material and labor costs, and increased concrete construction product sales, which have a lower gross margin than wood construction product sales and competitive price pressure. The European gross profit margin increased to 37.3% in the second quarter of 2012 from 32.5% in the second quarter of 2011, primarily due to lower material and labor costs and the recent European acquisition. Steel prices increased slightly in the second quarter. Due to a number of factors that could affect supply, the Company is uncertain of steel pricing through the second half of 2012.

Unless otherwise noted, changes in operating expenses were mostly attributable to the North American segment. Research and development and engineering expense increased 30.2% from $6.9 million in the second quarter of 2011 to $9.0 million in the second quarter of 2012. The increase in research and development expense included an increase of $1.5 million for truss software development costs and personnel costs of $0.6 million resulting from additional employees, partly due to the recent North American acquisitions, and a pay rate increase. Selling expense increased 0.3% from $19.8 million in the second quarter of 2011 to $19.9 million in the second quarter of 2012. The slight increase in selling costs was primarily due to increases in personnel costs of $0.7 million, due mostly to the recent North American acquisitions, additional employees and increased pay rates, and to equity-based compensation charges of $0.4 million. The increases were offset by a reduction in cash profit sharing of $0.5 million due to lower operating income and a reduction in promotional costs of $0.5 million. General and administrative expense increased 6.4% from $25.5 million in the second quarter of 2011 to $27.1 million in the second quarter of 2012. Personnel costs increased $1.1 million primarily due to the recent European acquisition, additional employees and increased pay rates. Depreciation and amortization expense increased $1.4 million primarily due to recent acquisitions in both North America and Europe. The remaining increases in general and administrative expenses included $0.5 million in equity-based compensation charges, $0.6 million reduction in foreign currency gains, primarily in the European segment, and $0.3 million in bad debt expense. These increases were partly offset by reductions in cash profit sharing of $1.5 million due to lower operating income and an impairment charge of $1.1 million taken in the prior year related to real estate in North America that was sold in the first quarter of 2012.

The effective tax rate increased from 37.6% in the second quarter of 2011 to 41.7% in the second quarter of 2012, primarily due to valuation allowances taken on certain foreign losses.

In the first half of 2012, net sales increased 9.7% to $340.4 million compared to net sales of $310.3 million for the first half of 2011 due in part to recent acquisitions. The Company had net income of $23.1 million for the first half of 2012 compared to net income of $26.6 million for the first half of 2011. Diluted net income per common share was $0.48 for the first half of 2012 compared to diluted net income of $0.53 per common share for the first half of 2011.

Sales in North America for the first half of 2012 increased, with an above-average increase in the United States, primarily due to increases in volume and partly to recent acquisitions. Sales in the first half of 2012 in Europe increased slightly, due to the recent European acquisition. Foreign currency translation effects were not significant. Sales to contractor distributors, dealer distributers and lumber dealers increased in the first half of 2012 as compared to the same period in 2011, while sales to home centers decreased slightly. Wood construction product sales represented 86% of total Company sales in the first half of 2012, down from 89% in the first half of 2011. Concrete product sales represented 14% of total sales in the first half of 2012 up from 11% in the first half of 2011, with increases in all geographic segments. Acquisitions made since December 2011 contributed $14.6 million to sales in the first half of 2012, with the majority attributed to the European acquisition, and mostly in concrete construction products.

Gross profit increased to $152.6 million in the first half of 2012 from $140.4 million in the first half of 2011. As a percentage of net sales, gross profit decreased from 45.3% in the first half of 2011 to 44.8% in the first half of 2012. The North American segment gross profit margin decreased from 49.3% in the first half of 2011 to 47.5% in the first half of 2012, primarily due to higher material and labor costs, partly offset by lower factory overhead and increased absorption of fixed overhead, while the gross profit margin for the European segment increased to 35.3% in in the first half of 2012 from 32.0% in the first half of 2011, primarily due to lower material and labor costs, partly offset by higher factory overhead costs.

Unless otherwise noted, changes in operating expenses were mostly attributable to the North American segment. Research and development and engineering expense increased 41.0% from $12.9 million in the first half of 2011 to $18.2 million in the first half of 2012. The increase in research and development expense included increases in professional fees of $3.8 million, primarily due to truss software development costs, and personnel costs of $1.2 million resulting from additional employees and a pay rate increase. Selling expense increased 9.3% from $36.9 million in the first half of 2011 to $40.3 million in the first half of 2012. The increase in selling costs was primarily due to increases in personnel costs of $2.2 million, resulting from the recent North American acquisitions, additional employees and increased pay rates, and increased equity-based compensation of $0.8 million. General and administrative expense increased 13.3% from $47.1 million in the first half of 2011 to $53.3 million in the first half of 2012. Personnel costs increased $2.3 million primarily due to the recent European acquisition, additional employees and an increase in pay rates. Depreciation and amortization expense increased $3.0 million primarily due to recent acquisitions in both North America and Europe. The remaining increases in general and administrative expenses included $1.0 million in equity-based compensation, $0.6 million reduction in foreign currency gains, $0.3 million in computer hardware and license fees, $0.3 million in professional fees due to the recent European acquisition and $0.2 million in insurance premiums. These increases were partly offset by a reduction in cash profit sharing of $1.0 million due to lower operating income and a decrease in impairment charges of $0.6 million related to real estate in North America that was sold in the first quarter of 2012.

The effective tax rate increased from 39.0% in the first half of 2011 to 43.5% in the first half of 2012, primarily due to $2.3 million in non-deductible acquisition costs, as well as valuation allowances taken on certain foreign losses.

At its meeting on July 18, 2012, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be October 4, 2012, and it will be paid on October 25, 2012.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, July 27, 2012, at 6:00 am Pacific Time. To participate, callers may dial 800-895-0198. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and six months ended June 30, 2012 and 2011 (unaudited), were as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
Net sales	$181,703	$177,812	$340,437	$310,348
Cost of sales	98,557	94,313	187,886	169,900
Gross profit	83,146	83,499	152,551	140,448

Research and development and engineering expenses	9,043	6,945	18,240	12,939
Selling expenses	19,881	19,819	40,314	36,895
General and administrative expenses	27,087	25,454	53,331	47,076
Loss (gain) on sale of assets	(13)	73	10	48

Income from operations	27,148	31,208	40,656	43,490

Loss on equity method investment, before tax	–	(69)	–	(82)
Interest income, net	58	108	123	179
Income before taxes	27,206	31,247	40,779	43,587
Provision for income taxes	11,347	11,754	17,719	17,016

Net income	$15,859	$19,493	$23,060	$26,571

Earnings per common share:
Basic	$0.33	$0.39	$0.48	$0.53
Diluted	0.33	0.39	0.48	0.53

Weighted average shares outstanding:
Basic	48,340	49,404	48,307	49,753
Diluted	48,419	49,456	48,378	49,809

Other data:
Depreciation and amortization	$7,093	$5,084	$13,813	$10,055
Pre-tax impairment of assets	–	1,094	461	1,094
Pre-tax stock compensation expense	2,116	855	5,300	2,377

Cash dividend declared per common share	$0.125	$0.125	$0.25	$0.25

The Company's financial position (unaudited) as of June 30, 2012 and 2011 and December 31, 2011, was as follows:

	June 30,		December 31,
(Amounts in thousands)	2012	2011	2011
Cash and short-term investments	$162,719	$262,013	$213,817
Trade accounts receivable, net	120,119	117,975	76,420
Inventories	185,217	166,934	180,129
Assets held for sale	–	6,792	6,793
Other current assets	26,640	19,697	24,905
Total current assets	494,695	573,411	502,064

Property, plant and equipment, net	208,685	183,698	195,716
Goodwill	127,983	72,111	99,849
Other noncurrent assets	47,542	35,355	38,458
Total assets	$878,905	$864,575	$836,087

Trade accounts payable	$34,740	$32,060	$22,033
Notes payable and lines of credit	4,837	–	–
Other current liabilities	60,448	60,817	49,554
Total current liabilities	100,025	92,877	71,587

Other long-term liabilities	5,936	7,246	6,137
Stockholders' equity	772,944	764,452	758,363
Total liabilities and stockholders' equity	$878,905	$864,575	$836,087

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.